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vertel.

                                                                          NEWS

For More Information Contact:
Karin Hollink
Vertel Corporation
(818) 227-5730
investor-relations@vertel.com

Craig Scott
Vertel Corporation
(818) 227-1449
craig-scott@vertel.com

       VERTEL ANNOUNCES TRANSFER OF LISTING TO THE NASDAQ SMALLCAP MARKET

Woodland Hills, Calif., May 22, 2002 - Vertel Corporation (NASDAQ:VRTL), a leading provider of mediation and connectivity software solutions for the communications industry, today announced that it has transferred the listing of its common stock to The Nasdaq SmallCap Market effective with the market opening on Thursday, May 23, 2002. The company's common stock will continue to trade under the symbol VRTL.

About Vertel

Vertel is a leading provider of mediation and connectivity software solutions for the communications industry. Vertel provides high performance, mediation solutions for diverse network systems and applications enabling customers to quickly and cost effectively offer new services while leveraging existing network investments.

Vertel's embedded connectivity products provide software-to-software communication for connecting OSS management systems together and enabling the flow of network data between devices, systems, and network-based applications.

Vertel also offers TicketExchange which provides pre-packaged service assurance mediation functionality to telecommunications service providers and corporate enterprise networks.

Vertel's product offerings are multi-technology and multi-vendor compatible. Vertel also develops communications software solutions that fit individual customer requirements through its Professional Services organization.

For more information on Vertel or its products, contact Vertel at 21300 Victory Boulevard, Suite 700, Woodland Hills, Calif. 91367; telephone: (818) 227-1400; fax: (818) 598-0047 or visit www.vertel.com.